ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated May 22, 2012

UBS AG $•   Review Notes

Linked to the S&P 500® Index due on or about June 12, 2013

Investment Description

UBS AG Review Notes (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the S&P 500® Index (the “underlying index”). The Notes are designed for investors who believe that the level of the underlying index will remain flat or increase during the term of the Notes. If the underlying index closes at or above the initial level on any observation date, UBS will automatically call the Notes and pay you a call price equal to the principal amount per Note plus a call return. The call return increases the longer the Notes are outstanding. If by maturity the Notes have not been called, UBS will either repay the full principal amount or, if the underlying return is negative and the percentage decline from the initial level to the final level is greater than the 10% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the level of the underlying index in excess of the 10% buffer amount. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your principal amount if the percentage decline from the initial level to the final level is greater than 10%. The contingent repayment of principal only applies if you hold the Notes to maturity. You should be willing to hold your notes to maturity. There is little or no secondary market for the Notes. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes, you will have no ability to pursue the issuers of the index constituent stocks for repayment and you could lose your entire investment.

Features
☐	Contingent Call Return — UBS will automatically call the Notes for a call price equal to the principal amount plus a call return if the closing level of the underlying index on any observation date is equal to or greater than the initial level. The call return increases the longer the Notes are outstanding. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
☐	Contingent Repayment of Principal Amount at Maturity — If by maturity the Notes have not been called but the percentage decline from the initial level to the final level is equal to or less than the 10% buffer amount, UBS will pay you the principal amount per Notes at maturity. If the percentage decline from the initial level to the final level is greater than the 10% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) a downside multiplier of 1.1111 multiplied by (ii) the percentage decline in the underlying index in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	May 25, 2012
Settlement Date	May 31, 2012
Observation Dates**	Quarterly (see page 5)
Final Valuation Date**	June 7, 2013
Maturity Date**	June 12, 2013
*	Expected. See page 5 for additional details.
**	Subject to postponement in the event of a market disruption event as described in the Review Notes Product Supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY. THE NOTES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING INDEX, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE REVIEW NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THERE IS NO ACTIVE TRADING MARKET IN THE NOTES. SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES. THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

Note Offering

These preliminary terms relate to Notes linked to the performance of the S&P 500® Index. The call return rate, initial level and buffer amount will be determined on the trade date.

Underlying Index	Call Return Rate*	Downside Multiplier	Initial Level	Buffer Amount	CUSIP	ISIN
S&P 500® Index	[15.20]% per annum	1.1111	•	10% of the Initial Level	902674HT0	US902674HT02
*	If the Notes are called, your call return will vary depending on the observation date on which the Notes are called. The actual call return rate will be set on the trade date and will not be less than 15.20%.

See “Additional Information about UBS and the Notes” on page 3. The Notes will have the terms set forth in the Review Notes product supplement relating to the Notes, dated May 21, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the S&P 500® Index	$•	$1,000.00	$•	$10.00	$•	$990.00
(1)	Certain fiduciary accounts will pay a purchase price of $990.00 per $1,000 principal amount of the Notes, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC and their affiliates, acting as placement agents for the Notes, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Notes, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes and an index supplement for various securities we may offer, including the Notes), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Review Notes product supplement dated May 21, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000074/c311601_690710-424b2.htm

♦	Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Review Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “Review Notes product supplement” mean the UBS product supplement, dated May 21, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax and other advisers before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or in the index constituent stocks, subject to the buffer amount.
♦	You believe the underlying index will close at or above the initial level on one of the specified observation dates.
♦	You understand and accept that you will not participate in any appreciation in the level of the underlying index and that your potential return is limited to the applicable call return.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You would be willing to invest in the Notes if the call return rate was set equal to 15.20% (the actual call return rate will be set on the trade date).
♦	You do not seek current income from this investment and are willing to forgo dividends paid on the index constituent stocks.
♦	You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.
♦	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying index or the index constituent stocks, subject to the buffer amount.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You believe that the level of the underlying index will decline during the term of the Notes and the final level will likely decline below the initial level by a percentage that is greater than the buffer amount.
♦	You seek an investment that participates in the full appreciation in the level of the underlying index or that has unlimited return potential.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You seek current income from this investment or prefer to receive the dividends paid on the index constituent stocks.
♦	You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this free writing prospectus for risks related to an investment in the Notes.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$1,000.00 per Note
Term(1)	Approximately 12 months, unless called earlier.
Underlying Index	S&P 500® Index
Call Feature	The Notes will be called if the closing level of the underlying index on any observation date is equal to or greater than the initial level. If the Notes are called, UBS will pay you on the applicable call settlement date a cash payment per Note equal to the call price for the applicable observation date.
Call Settlement Dates	Four business days following the applicable observation date.
Call Return	The call return increases the longer the Notes are outstanding and is based upon a rate of 15.20% per annum. The actual call return rate will be determined on the trade date and will not be less than 15.20%.
Call Price	The call price equals the principal amount per Note plus the applicable call return.
The table below assumes a call return rate of 15.20% per annum.
Observation Dates(1)(2)	*Call Return (numbers below assume a rate of 15.20% per annum)	*Call Price (per Note)
September 6, 2012	3.80%	$1,038.00
December 6, 2012	7.60%	$1,076.00
March 7, 2013	11.40%	$1,114.00
June 7, 2013	15.20%	$1,152.00
* Call return and call price amounts may have been rounded for ease of analysis
Payment at Maturity (per Note)	If the Notes have not been called and the percentage decline from the initial level to the final level is equal to or less than the buffer amount, at maturity UBS will pay you an amount in cash equal to the principal amount: $1,000.00.
In this case, you will not receive any call return at maturity.
If the Notes have not been called and the percentage decline from the initial level to the final level is greater than the buffer amount, at maturity UBS will pay you an amount in cash that is less than the principal amount, if anything, resulting in a loss that is equal to (i) a downside multiplier multiplied by (ii) the negative underlying return in excess of the buffer amount:
$1,000.00 + [$1,000.00 x Downside Multiplier x (Underlying Return + Buffer Amount)]
In this case, you will suffer a loss on your initial investment in an amount 1.1111 times greater than the negative underlying return in excess of the buffer amount. Accordingly, you could lose all or a significant portion of your principal amount.

Underlying Return	Final Level – Initial Level Initial Level
Downside Multiplier	1.1111
Buffer Amount	10%
Initial Level	The closing level of the underlying index on the trade date.
Final Level	The closing level of the underlying index on the final valuation date.
Investment Timline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	In the event that we make any change to the expected trade date and settlement date, the observation dates (including the final valuation date) and maturity date will be changed to ensure that the stated term of the Notes remains the same.
(2)	Subject to the market disruption event provisions set forth in the Review Notes product supplement beginning on page PS-23.

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms will be determined on the trade date; amounts have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 12 months
Initial Level:	1300
Call Return Rate:	15.20% per annum (or 3.80% per quarter)
Observation Dates:	Quarterly
Downside Multiplier	1.1111
Buffer Amount:	10%

Example 1 — Notes are Called on the First Observation Date

Closing Level at first Observation Date:	1350 (at or above Initial Level, Notes are called)
Call Price (per Note):	$1,038

Since the Notes are called on the first observation date, UBS will pay you on the call settlement date a total call price of $1,038 per $1,000 principal amount (3.80% return on the Notes).

Example 2 — Notes are Called on the Final Valuation Date

Closing Level at first Observation Date:	1275 (below Initial Level, Notes NOT called)
Closing Level at second Observation Date:	1250 (below Initial Level, Notes NOT called)
Closing Level at third Observation Date:	1225 (below Initial Level, Notes NOT called)
Closing Level at Final Valuation Date:	1350 (at or above Initial Level, Notes are called)
Call Price (per Note):	$1,152

Since the Notes are called on the final valuation date, UBS will pay you on the call settlement date (which coincides with the maturity date in this example) a total call price of $1,152 per $1,000 principal amount (15.20% return on the Notes).

Example 3 — Notes are NOT Called but the Percentage Decline from the Initial Level to the Final Level is Less than the Buffer Amount

Closing Level at first Observation Date:	1275 (below Initial Level, Notes NOT called)
Closing Level at second Observation Date:	1250 (below Initial Level, Notes NOT called)
Closing Level at third Observation Date:	1225 (below Initial Level, Notes NOT called)
Closing Level at Final Valuation Date:	1200 (below Initial Level, but the percentage decline from the initial level to the final level is less than the buffer amount, Notes NOT called)
Settlement Amount (per Note):	$1,000

Since the Notes are not called but the percentage decline from the initial level to the final level is less than the 10% buffer amount, at maturity UBS will pay you a total of $1,000 per $1,000 principal amount (a zero return on the Notes).

Example 4 — Notes are NOT Called and the Percentage Decline from the Initial Level to the Final Level is Greater than the Buffer Amount

Closing Level at first Observation Date:	1275 (below Initial Level, Notes NOT called)
Closing Level at second Observation Date:	1250 (below Initial Level, Notes NOT called)
Closing Level at third Observation Date:	1225 (below Initial Level, Notes NOT called)
Closing Level at Final Valuation Date:	975 (below Initial Level and the percentage decline from the initial level to the final level is greater than the buffer amount, Notes NOT called)
Settlement Amount (per Note):	$1,000 + [$1,000 x 1.1111 x (Underlying Return + Buffer Amount)] $1,000 + [$1,000 x 1.1111 x (-25% + 10%)] $1,000 - $166.67 $833.33

Since the Notes are not called and the percentage decline from the initial level to the final level is greater than the 10% buffer amount, at maturity UBS will pay you a total of $833.33 per $1,000 principal amount (a 16.67% loss on the Notes).

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the index constituent stocks. These risks are explained in more detail in the “Risk Factors” section of the Review Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Notes at maturity. If the Notes are not called, UBS will only repay you the full principal amount of your Notes if the underlying return is equal to or greater than -10% and will only make such payment at maturity. If the Notes are not called and the underlying return is less than -10%, meaning the percentage decline from the initial level to the final level is greater than the 10% buffer amount, you will lose a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative underlying return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial level to the final level is greater than 10%.
♦	The contingent repayment of principal applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index at such time is not below the initial level by a percentage greater than the buffer amount.
♦	Your potential return on the Notes is limited to the call return — The return potential of the Notes is limited to the call return regardless of the appreciation of the underlying index. In addition, because the call return increases the longer the Notes have been outstanding, the call price payable on earlier observation dates is less than the call price payable on later observation dates. The earlier a Note is called, the lower your return will be. If the Notes are not called, you will not participate in any appreciation in the level of the underlying index even though you will be subject to the risk of a decline in the level of the underlying index.
♦	Higher call return rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying index reflects a higher expectation as of the trade date that the underlying return will be negative and the percentage decline from the initial level to the final level will be greater than the buffer amount. This greater expected risk will generally be reflected in a higher call return rate for that Note. However, while the call return rate is set on the trade date, an index’s volatility can change significantly over the term of the Notes. The level of the underlying index for your Notes could fall sharply, which could result in a significant loss of principal.
♦	No interest payments — UBS will not pay any interest with respect to the Notes.
♦	Reinvestment risk — If your Notes are called early, the term of the Notes will be reduced and you will not receive any payment on the Notes after the applicable call settlement date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Because the Notes may be called as early as the first observation date after issuance, you should be prepared in the event the Notes are called early.
♦	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the Issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including payments in respect of an automatic call or any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire initial investment.
♦	Market risk — The level of the underlying index can rise or fall sharply due to factors specific to the underlying index or any of the index constituent stocks included in the underlying index, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the underlying index and any of the index constituent stocks included in the underlying index.
♦	Owning the Notes is not the same as owning the index constituent stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Notes. In addition, as an owner of the Notes, you will not have voting rights or any other rights that holders of the index constituent stocks may have.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying index will rise or fall. The level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying index. You should be willing to accept the downside risks of owning equities in general and the index constituent stocks in particular, and to assume the risk that, if the Notes are not automatically called, you will not receive any positive return on your Notes and you may lose some or all of your initial investment.

♦	The underlying index reflects price return, not total return — The underlying index to which your Notes are linked reflect the changes in the market prices of the index constituent stocks. The underlying index does not, however, reflect a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Notes will not include such a total return feature or dividend component.
♦	Changes affecting the underlying index could have an adverse effect on the value of the Notes — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Notes.
♦	UBS cannot control actions taken by the index sponsor and the index sponsor has no obligation to consider your investment in the Notes — UBS and its affiliates are not affiliated with the sponsor of the underlying index and has no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions or making any judgments that might affect the market value of your Notes.
♦	The Notes are considered “hold to maturity” products. Generally, there is no liquid market for the Notes.
♦	There may be little or no secondary market — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Price of Notes prior to maturity — The market price of the Notes will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Notes in the secondary market is likely to be lower than the initial price to public since the initial price to public included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or index constituent stocks, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the Maturity Date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying index to which the Notes are linked.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of $10.00 per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your own tax advisor about your tax situation.

S&P 500® Index

We have derived all information contained in this free writing prospectus regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Notes.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading “Underlying Indices and Underlying Index Publishers — S&P 500® Index”, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of May 18, 2012 indicated below: Consumer Discretionary (81); Consumer Staples (41); Energy (44); Financials (81); Health Care (51); Industrials (61); Information Technology (71); Materials (30); Telecommunications Services (8); and Utilities (32).

Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the S&P 500® Index. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing levels for the S&P 500® Index, based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the underlying index on May 18, 2012 was 1,295.22. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	1447.16	1273.37	1322.70
4/1/2008	6/30/2008	1426.63	1278.38	1280.00
7/1/2008	9/30/2008	1305.32	1106.39	1166.36
10/1/2008	12/31/2008	1161.06	752.44	903.25
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011	3/31/2011	1343.01	1256.88	1325.83
4/1/2011	6/30/2011	1363.61	1265.42	1320.64
7/1/2011	9/30/2011	1353.22	1119.46	1131.42
10/3/2011	12/30/2011	1285.09	1099.23	1257.60
1/3/2012	3/30/2012	1416.51	1277.06	1408.47
4/2/2012*	5/18/2012*	1419.04	1295.22	1295.22
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2012 includes data for the period from April 2, 2012 through May 18, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2012.

The graph below illustrates the performance of the S&P 500® Index from January 3, 2000 through May 18, 2012, based on information from Bloomberg. Past performance of the underlying index is not indicative of the future performance of the underlying index.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the Review Notes product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid derivative contract with respect to the underlying index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-31 of the Review Notes product supplement. The risk that the Notes may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-29 of the Review Notes product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” in excess of an applicable threshold may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” in excess of a specified threshold may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Supplemental Plan of Distribution

We will agree to sell to JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and their affiliates (the “Agent”) and the Agent will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent intends to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

The Agent may be deemed to be an “underwriter” within the Securities Act of 1933. We have agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act.